Exhibit 10(j)

07-14-04

TCF Financial Corporation

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN  – ESPP PLAN

(Restated as of July 19, 2004)

I.              Purpose of Plan; Effect of Restatement; Status of Plan.

The purpose of this Plan is to provide Eligible Employees with supplemental retirement benefits as set forth herein to remedy certain limitations or reductions in benefits under the IRC, as set forth herein, to such Employees under the TCF Employees Stock Purchase Plan (“ESPP Plan”).  This Plan was originally effective as of October 1, 1988. From October 1, 1988 through the date of this restatement, the supplemental benefits provided by this Plan relating to the ESPP Plan and the TCF Cash Balance Pension Plan (the “TCF Pension Plan”) were provided under one plan document.  Effective with this restatement, the supplemental benefits provided by this Plan relative to the ESPP Plan are set forth in this document and the supplemental benefits provided by this Plan relative to the TCF Pension Plan are set forth in a separate  document.

This Plan is intended to be a “parallel excess plan” as defined in Rule 303A.08 of the listing standards of the New York Stock Exchange (“NYSE”).  It is designed to work in parallel with the ESPP Plan, which is intended to be qualified under IRC section 401(a), by providing benefits that exceed the limits set forth in IRC section 402(g) (the section that limits the amount of an employee’s annual pre-tax contributions to a 401-(k) plan such as the ESPP Plan), IRC section 401(a)(17) (the section that limits the amount of an employee’s compensation that can be taken into account for ESPP Plan purposes), and/or IRC section 415 (the section that limits the total annual contributions under qualified plans such as the ESPP Plan) and/or any successor or similar limitations that may hereafter be enacted. The Eligible Employees under the Plan are intended to include substantially all employees of the Employer who are participants in the ESPP Plan whose annual compensation is in excess of the limit of IRC section 401(a))17) (or any successor or similar limits that may hereafter be enacted).  The terms of the Plan are intended to be substantially the same as the ESPP Plan except for the elimination of the IRC limits set forth above and the limit in the following sentence.  No participant in the Plan will receive employer equity contributions (Employer Matching Contributions) under the Plan in excess of 25% of the participant’s cash compensation.

This Plan is also intended to be a plan, program, or arrangement under 4 U.S.C. section 114 (the “State Taxation of Pension Income Act of 1995”) maintained solely for the purpose of providing retirement benefits for employees in excess of the limitations imposed by one or more of IRC sections referenced in such Act on contributions or benefits in the IRC on qualified plans such as the ESPP Plan.

II.            Definitions

(a)  Committee.  The Compensation Committee of the Board of Directors of TCF Financial Corporation (“TCF Financial”), which shall consist only of individuals who qualify as independent directors under Rule 303A of the listing standards of the NYSE as applicable to compensation committee members, as non-employee directors under Rule 16b-3 of the Securities and Exchange Commission and as outside directors for purposes of IRC section 162(m) (“million dollar cap”).

(b)  Eligible Employee.  Employees of TCF Financial, or any of its direct or indirect subsidiaries, are eligible for this Plan if they are eligible to participate in either the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Senior Officer Deferred Compensation Plan. Notwithstanding the foregoing, no employee shall be eligible for benefits under this Plan unless the employee is also an Active Participant in the ESPP Plan. Individuals who become employees of an Employer as a result of a merger or acquisition shall not be Eligible Employees under this Plan unless and until TCF Financial has adopted a resolution identifying them as Eligible Employees.

(c)  ESPP Plan.  The “ESPP Plan” is the TCF Employees’ Stock Purchase Plan as amended from time to time.

(d)  TCF Pension Plan.  The “TCF Pension Plan” is the TCF Cash Balance Pension Plan as amended from time to time.

(e)  IRC.  The “IRC” is the Internal Revenue Code of 1986, as amended.

(f)  SERP Employee Contributions.  “SERP Employee Contributions” is any portion of an Eligible Employee’s Covered Compensation which such Employee has elected to have treated as SERP Employee Contributions under Article III of this Plan.

(g)  Covered Compensation.  “Covered Compensation” is any “Basic Compensation” as defined in the ESPP Plan (disregarding any limit on Basic Compensation under IRC § 401(a)(17)) paid to an Eligible Employee by the Employer in any calendar year, plus any amounts which would have been Basic Compensation (disregarding any limit on Basic Compensation under IRC § 401(a)(17)) in such calendar year except that such Employee elected to defer such amounts under this Plan or any other tax-qualified or non-tax qualified plan of deferred compensation maintained by an Employer.

(h)  TCF Financial.  “TCF Financial” is TCF Financial Corporation, a Delaware Corporation.

(i)  Employer.  “Employer” is TCF Financial, or any of its direct or indirect subsidiary companies which is the employer of an Eligible Employee under this Plan.

III.           Supplemental Benefits Related to the ESPP Plan.

(a)           Contributions of SERP Employee Contributions and Employer Matching Contributions. Each Eligible Employee may elect to have treated as SERP Employee Contributions that portion of such Employee’s Covered Compensation which is earned subsequent to the date of such election and which does not exceed the sum of the following:

(i)  the amount by which such Employee’s elective deposits are reduced under the ESPP Plan, in order to cause such Plan to comply with the limitations established by the average deferral percentage and average contribution percentage limits in the IRC and the amount by which such Employee’s elective deposits to the ESPP Plan would otherwise exceed the limitation in Section 402(g) of the IRC; and

(ii)  the amount by which such Employee’s elective deposits are limited under the ESPP Plan by the restriction of covered compensation under such Plan to the dollar limitation under Internal Revenue Code § 401(a)(17); and

(iii)  the amount by which such Employee’s elective deposits are limited under the ESPP Plan by restrictions on covered compensation under such Plan resulting from the IRC, provided that such amounts shall be includible under this paragraph (iii) only if the ESPP Plan provides substantially similar coverage for such amounts.  For purposes of this subparagraph (iii), a limitation on covered compensation shall be deemed to occur with respect to any amounts which are deferred under the TCF Financial Executive Deferred Compensation Plan or TCF Financial Senior Officer Deferred Compensation Plan for so long as the ESPP Plan includes in  covered compensation under such Plan amounts which are deferred under the ESPP Plan; and

(iv)  the amount by which such Employee’s and Employer’s contributions are limited under the ESPP to the dollar limitation under IRC § 415; and

(v)  for the calendar year ending December 31, 1988, only, the amount by which such Employee voluntarily elected to reduce elective deposits to the Stockshare Plan in order to cause such Plan to comply with the limitations set forth in Sections 401(k)(3) and/or 401(m)(2) of the Internal Revenue Code for such year.

Notwithstanding the foregoing, contributions of SERP Employee Contributions by an Eligible Employee under this paragraph (a) in a calendar year shall not exceed the amount such Employee could have deposited in the ESPP Plan from such Employee’s Covered Compensation as defined in this Plan, reduced by the amount of elective deposits actually made by such Employee to the ESPP Plan during such calendar year.

Any election of SERP Employee Contributions pursuant to this section (a) shall be in writing, shall be made prior to the beginning of the calendar year in which the SERP Employee Contributions is earned, or, if later, within thirty (30) days after the employee first becomes eligible  (provided such election only applies to compensation earned after the election is received by the Company),  shall be applicable to all compensation earned for such calendar year, and shall be irrevocable when received by the Employer.  Notwithstanding the foregoing, an Eligible Employee shall be deemed to have elected all SERP Employee Contributions available under this Plan, based on the  percentage of pay election made by the Eligible Employee with respect to the ESPP Plan, unless such Employee files an election with the Employer prior to the applicable date above indicating the Employee declines to participate in this Plan.

At the same time as an amount of SERP Employee Contributions is deferred under this paragraph (a), the Employer shall be deemed to contribute to this Plan the amount of Employer Matching Contribution due under the ESPP Plan with respect to such SERP Employee Contributions if it had been contributed as elective deferrals under the ESPP Plan.

(b)            Establishing Accounts and Valuation of Accounts.  On the date that an amount of SERP Employee Contributions or Employer Matching Contribution under paragraph (a) would otherwise be paid to the ESPP Plan (the “contribution date”), the amount of such SERP Employee Contributions or Employer Matching Contribution shall be credited to an account on the books of the Employer and shall be deemed as of such date to be invested in whole or fractional shares of common stock of TCF Financial.  Thereafter, such account shall be increased to reflect the number of shares of TCF Financial stock deemed to be purchased as of each future contribution date (including any fractional shares), and shall be further adjusted to reflect any stock splits or other similar events involving a change in the number or form of outstanding shares of TCF Financial stock.  Effective for all dividends declared and paid on TCF Financial stock after January 1, 2000, if any dividends are paid with respect to TCF Financial stock, then in lieu of any adjustments to the Eligible Employees’ accounts under the Plan, an amount shall be paid in cash (or in stock, if the dividend is in stock) directly to the Employee whose account would otherwise be deemed to be due the deemed dividend and the Employee’s account shall not be credited with the deemed dividend. Adjustments shall be determined in each case by the Committee and the Committee’s determination shall be final.

(c)             Distributions from Accounts.  Unless an Eligible Employee has made an election described in the following paragraph of this subsection (c), the Eligible Employee shall receive a lump sum distribution in the form of TCF Financial stock equal to the then-current value of the number of shares in such Employee’s account in this Plan no later than 30 days after the Employee’s termination of employment with the Employer or termination of the ESPP Plan, whichever occurs first.  For purposes of the foregoing sentence, a termination of employment shall not be deemed to occur upon a transfer of employment between two or more Employers.

An Eligible Employee may elect to have benefits from this Article III distributed in one of the following forms, provided that such election is in writing and is executed and delivered to the Committee or the Secretary, on behalf of the Committee, no later than one year before such Employee’s termination of employment:  (i) distribution in five equal annual installments, (ii) distribution in ten equal annual installments, or (iii) distribution of shares of TCF Stock equal to $10,000.00 annually until the account is depleted.  Installment payments shall commence no later than the 15th day of the first calendar quarter immediately following the Employee’s termination of employment with succeeding amounts paid on or about each February 15th thereafter.  The amount of each installment under (i) and (ii) shall be determined each year by dividing the total of whole and fractional shares in the account by the number of installments remaining to be paid, including the current installment.

If the Eligible Employee is deceased, the distribution shall be payable to the beneficiary or survivor of the Eligible Employee in the form payable to the Eligible Employee hereunder.

All distributions to an Eligible Employee, beneficiary or survivor under this Article III shall be in the form of shares of TCF Financial stock except for cash for a fractional share.

Notwithstanding the foregoing, if an Eligible Employee’s account balance under the Plan is less than $15,000 at the time of the Employee’s termination of employment, then such account shall be distributed to the Employee in a lump sum payment (in the form of TCF Financial stock except for cash for a fractional share) no later than 30 days after the Employee’s termination of employment.

IV.  Reserved.

V.       Committee.

The Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan.  The Committee shall have sole and absolute discretion in the performance of their powers and duties under this Plan. A majority of the Committee shall constitute a quorum. Actions of the Committee shall be by a majority of persons constituting a quorum and eligible to vote on an issue.  Meetings may be held in person or by telephone.  Action by the Committee may be taken in writing without a meeting provided such action is executed by all members of the Committee.  To the extent it is feasible to do so, determinations, rules and regulations of the Committee under this Plan shall be consistent with similar determinations, rules and regulations of the ESPP Plan. All determinations of the Committee shall be final, conclusive and binding unless found by a court of competent jurisdiction to have been arbitrary and capricious. The Committee shall have authority to designate officers of TCF Financial and to delegate authority to such officers to receive documents which are required to be filed with the Committee, to execute and provide directions to the Trustee and other administrators, and to do such other actions as the Committee may specify on its behalf, and any such actions undertaken by such officers shall be deemed to have the same authority and effect as if done by the Committee itself.

VI.           Benefits Unfunded.

The rights of beneficiaries, survivors and participants to benefits from this Plan are solely as unsecured creditors of the Employer.  Benefits payable under this Plan shall be payable from the general assets of  the Employer and there shall be no trust fund or other assets secured for the payment of such benefits.  In its discretion, the Employer may purchase or set aside assets, including annuity policies or through use of a grantor trust, to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of the Employer and subject to the claims of the Employer’s creditors. This Plan constitutes a mere promise by the Employers to make benefit payments in the future, and it is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

VII.         Beneficiaries and Survivors.

An Eligible Employee’s beneficiary or survivor under Article III of this Plan shall be the same as the person(s) designated as such pursuant to or under the provisions of the ESPP Plan, unless the employee has designated in writing and filed with the Committee a different beneficiary for this Plan.

VIII.        Plan Administrator, Amendments, Claims Procedure

The Plan Administrator of this Plan is the Committee, which shall have full power to amend this Plan from time to time, or to terminate this Plan, except that no such amendment or termination shall deprive an Eligible Employee or beneficiary or survivor thereof of any benefits accrued under this Plan prior to such amendment or termination without the written consent of such Eligible Employee, or if deceased, the beneficiary or survivor thereof.

If an Eligible Employee, or beneficiary or survivor thereof, wishes to make a claim for benefits or disagrees with a determination of the Committee, such person may file a claim and make such appeals as are permitted under the ESPP Plan.   The claims shall then be processed as provided for claims under the ESPP Plan, except that all determinations which would be made by the “Company” under such Plans shall be made by the Committee instead.

IX.           Miscellaneous.

(a)  Notices under this Plan to the Employer, TCF Financial or the Committee shall be sent by Certified Mail, Return Receipt Requested to: Compensation Committee, TCF Financial Corporation, c/o General Counsel for Corporate Affairs, TCF Financial Corporation, 200 Lake Street East, Wayzata, MN   55391.  Notices under this Plan to

Eligible Employees or their beneficiaries or survivors shall be sent by Certified Mail to the last known address for such person(s) on the books and records of the Employer, by Certified Mail.

(b)  Nothing in this Plan shall change an Eligible Employee’s status to anything other than an employee “at will” or otherwise enlarge or modify such Employee’s employment rights or benefits other than as provided herein.

(c)  Nothing in this Plan shall abridge an Eligible Employee’s rights, or such Employee’s beneficiary’s or survivor’s rights, of participation in the ESPP Plan.

(d)  Expenses of administering the Plan shall be borne by the Employers in proportion to their share of Eligible Employees in this Plan.

(e)  An Eligible Employee’s benefits under this Plan may not be assigned, transferred, pledged or otherwise hypothecated by said Employee or the beneficiary or survivor thereof.

APPENDIX A RE: IRS NOTICE 2000-56

Notwithstanding anything to the contrary in the Plan or any trust agreement for any related grantor trust established by the Employer (the “Trust”), effective on and after May 16, 2001, TCF Financial stock or other assets contributed to the Trust by TCF Financial or any other Employer for the benefit of employees or service providers of TCF Financial or such Employer are subject to the claims of creditors (in the event of insolvency) of both TCF Financial and such Employer.  In addition, such stock and assets are subject to the claims of creditors (in the event of insolvency) of any Employer from which benefits are due to a participant or beneficiary under the terms of the Plan. Nothing in this Appendix, however, shall relieve any Employer of its obligation to pay any benefits due from the Employer to a participant or beneficiary under the terms of the Plan.

Notwithstanding anything to the contrary in the Plan or Trust, effective on and after May 16, 2001, any TCF Financial stock or other assets not transferred to an Employer’s employees or their beneficiaries will revert to TCF Financial upon termination of the Trust.

APPENDIX B

DISTRIBUTION PROCEDURES

Covered Plans.  These Procedures have been adopted as Appendices to the following plans: Executive, Senior Officer, and Winthrop Deferred Compensation Plans and Supplemental Employees Retirement Plan – ESPP Plan (“SERP - ESPP Plan).

Timing of Distribution (Lump Sum vs. Installment).  As elected by the employee at the time of joining the plan.  Superceding elections may be made at any time up to one year prior to distribution.

•                  Lump Sum — 30 days after “distribution event” (usually, termination of employment).

•                  Installments — First installment is 30 days after distribution event.  Subsequent installments on February 15th of each succeeding year.  Each installment amount is determined by multiplying the account balance on 12/31 of previous year by a fraction of 1/number of remaining installments.

Form of Distribution – Stock or Cash

If Your Account is 100% TCF Stock.	If Your Account Contains both TCF Stock and Diversified Account.	If Your Account is 100% Diversified Account.
The distribution will be settled entirely in whole shares of TCF Stock (plus cash for any fractional share).

Automatic Method — Cash first, then pro rata: The distribution will be deducted first from any cash/money market balances in your plan account, then pro rata from TCF Stock and Diversified Plan Account balances. TCF Stock portion will be made in whole shares of TCF Stock (with cash for any fractional share). Diversified Account portion will be paid in cash equal to its value on February 15th.

Automatic Method — Cash first, then pro rata: The distribution will be deducted first from any cash/money market balances in your plan account, then pro rata from the deemed investments in your Diversified Account. The distribution will be paid in cash equal to the value on February 15th of the deemed investments from which it was deducted.

Alternative Elections: 1. You may direct the deemed sale of non-TCF stock assets to provide cash for the distribution. 2. You may specifically designate the assets to apply to the distribution. (Example: You specify 100% of the distribution will come from the Diversified Account).

Alternative Elections: 1. You may direct the deemed sale of assets to provide cash for the distribution. 2. You may specifically designate the assets to apply to the distribution. (Example: You specify 100% of the distribution will come from one particular investment in the Diversified Account).

	Election Deadline: December 31 of the previous year.	Election Deadline: December 31 of the previous year.

Tax Withholding

Automatic Method of Withholding — Net Pro rata Against the Distribution: The minimum required	Alternative Election — Pay by Check: You may elect to pay the withholding by check. TCF Legal will	Alternative Election — Specify Netting: You may elect to net the withholding against the distribution on withholding (28% federal plus applicable state percentage) will be deducted from each part of the distribution on a pro rata basis by type of asset.  Valuation for both the income reported and the withholding will be based on deemed sale price of the investment on February 15th.

calculate the amount due on February 15th based on average market values on that date. TCF Legal must receive check before the distribution will be forwarded to you.	some basis other than pro rata. (Example: You specify that 100% of withholding will come from the Diversified Account portion of the distribution.)

Election Deadline - December 31 of the previous year.	Election Deadline - December 31 of the previous year.

•                  Distributions will be sent by U.S. Mail to your home address on file with the TCF Legal Department unless you have provided other delivery instructions in writing.  If you have a stock brokerage account, distributions can be sent to it on a same day basis.

These procedures are subject to interpretation and application by the Committee, whose interpretation is final.